EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Aclarion, Inc.

Broomfield, Colorado

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1/A (File no. 333-262026) and (ii) the Registration Statement on Form S-8 (File no. 333-265220) of Aclarion, Inc. (fka Nocimed, Inc.) of our report dated March 3, 2022 relating to the financial statements at and for the year ended December 31, 2021, which appear in the Annual Report on Form 10-K/A. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Daszkal Bolton LLP

Fort Lauderdale, Florida

June 12, 2023